Exhibit 23.1

Advanced Oxygen Technologies, Inc.
C/O Crossfield, Inc.
PO Box 189
Randolph, VT 05060

August 30, 2012

Consent of Independent Registered Public Accounting Firm

We consent to the use of, our report dated August 30, 2012, with respect to the consolidated financial statements of Advanced Oxygen Technologies, Inc. and Subsidiary, and our report dated August 30, 2012 with respect to the effectiveness of Internal Control over Financial Reporting of Advanced Oxygen Technologies, Inc. and Subsidiary, included in this Annual Report (Form 10-K) for the year ended June 30, 2012.

/s/ Chr. Mortensen Rivisionfirma

Statsautoriseret Revisionsinteressentskab

August 30, 2012